UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) 14 November 2017

Air Products and Chemicals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-4534	23-1274455
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7201 Hamilton Boulevard, Allentown, Pennsylvania		18195-1501
(Address of Principal Executive Offices)		(Zip Code)

(610) 481-4911

Registrant’s telephone number, including area code

not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Air Products and Chemicals, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Agreement”) with Seifollah Ghasemi, effective as of 14 November 2017. The Agreement replaces the employment agreement with Mr. Ghasemi that became effective 1 July 2014 (the “Prior Agreement”). Pursuant to the Agreement, Mr. Ghasemi will continue to serve as the Company’s Chairman of the Board of Directors (the “Board”), President and Chief Executive Officer. The Agreement has a term ending on 30 September 2022, unless earlier terminated in accordance with the Agreement.

Pursuant to the Agreement, certain elements of Mr. Ghasemi’s current compensation that were added by the Board after the Prior Agreement are formalized. Specifically, Mr. Ghasemi’s minimum target annual cash bonus opportunity will be equal to 150% of his base salary; and he will have access to Company-provided automobiles and drivers for business and personal travel for security purposes.

In addition, the Agreement clarifies the treatment of Mr. Ghasemi’s equity compensation awards under various termination scenarios. If Mr. Ghasemi terminates his employment without Good Reason (as defined in the Prior Agreement), (i) any stock options and stock appreciation rights granted to him at least one year prior to his termination will continue to vest and be exercisable for their full term, (ii) any restricted shares and deferred stock units (or similar awards) subject only to time-based vesting conditions and granted to him at least one year prior to his termination will vest on the termination date and be paid out in accordance with their terms and (iii) any equity awards that are conditioned on the satisfaction of performance conditions and granted to him at least one year prior to his termination will vest and be paid out at the same time as such equity awards are paid to other senior executives of the Company, based on actual performance for the applicable performance period, but prorated for the time Mr. Ghasemi remained employed with the Company.

Upon a termination of Mr. Ghasemi’s employment by the Company without Cause (as defined in the Prior Agreement), or by him for Good Reason, upon his death or disability or upon the expiration of the term, (i) all of his stock options and stock appreciation rights will continue to vest and be exercisable for their full term, (ii) all of his restricted shares and deferred stock units (or similar awards) subject only to time-based vesting conditions will vest on the termination date and (iii) all of his equity awards that are conditioned on the satisfaction of performance conditions will vest and be paid out at the same time as such equity awards are generally paid to other senior executives of the Company, based on actual performance for the applicable performance period; provided that, if Mr. Ghasemi’s termination of employment is due to his death or disability, performance awards shall be prorated for the time Mr. Ghasemi remained employed with the Company. As provided for in the Prior Agreement, Mr. Ghasemi continues to be entitled to benefits under the Executive Separation Program described in the Company’s 2016 proxy statement on a termination of his employment by the Company without Cause or by him for Good Reason. However, pursuant to the Agreement, upon a termination of Mr. Ghasemi’s employment by the Company without Cause or by him for Good Reason after 30 September 2020, any cash severance payment he is entitled to receive will be prorated based on the number of days remaining from the last day of his employment until 30 September 2022, and he will not be entitled to such cash severance if such termination occurs on or after 30 September 2022. Notwithstanding the foregoing, in certain cases, Mr. Ghasemi’s equity awards will be treated in accordance with the retirement provisions set forth in the Company’s Long-Term Incentive Plan and existing award agreements applicable to the equity awards, to the extent such treatment is more favorable to Mr. Ghasemi.

All other terms of Mr. Ghasemi’s employment will remain materially consistent with the Prior Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.

The Company issued a news release on 14 November 2017, announcing the Agreement with Mr. Ghasemi. A copy of this news release is furnished as Exhibit 99.1 to this report.

The Company is furnishing the information under this item pursuant to Item 7.01 “Regulation FD Disclosure.” The information in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference into any filing under the Securities Act of 1933.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Employment Agreement, dated 14 November 2017, by and between Air Products and Chemicals, Inc. and Seifollah Ghasemi.

99.1	Press Release of Air Products and Chemicals, Inc., dated 14 November 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Products and Chemicals, Inc.
(Registrant)

Date: 14 November 2017	By:	/s/ Mary T. Afflerbach
Mary T. Afflerbach
Vice President, Corporate Secretary and Chief Governance Officer

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